Exhibit 10.10

EASTERN VIRGINIA BANKSHARES, INC.

EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

Effective January 1, 2015

1.	Purpose of the Plan; General. The purpose of the Executive Severance Plan (the “Plan”) of Eastern Virginia Bankshares, Inc. (the “Company”) is to describe the circumstances under which a “Senior Executive” will be entitled to severance compensation and benefits upon termination of service. For purposes of the Plan, a “Senior Executive” means any officer at the Executive Vice President level or above employed by the Company or by its wholly-owned subsidiary EVB (the “Bank”), provided in any event that an employee who has an employment agreement with the Company or the Bank is not eligible to participate in the Plan.

The Plan is an unfunded welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and a severance pay plan within the meaning of United States Department of Labor Regulations Section 2510.3-2(b). This document serves as both the Plan document and the summary plan description for the Plan. The Plan supersedes any prior severance plans, programs or policies sponsored by the Company or the Bank covering Senior Executives under this Plan, both formal and informal.

2.	Definitions.

a.	“Cause” means a Senior Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iv) breach of a fiduciary duty involving personal profit, (v) intentional failure to perform stated duties, (vi) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (vii) conviction of a felony or of a misdemeanor involving moral turpitude, (viii) misappropriation of the Company’s assets (determined on a reasonable basis) or those of the Bank, (ix) death, or (x) disability as defined in a policy of long-term disability insurance maintained by the Company or the Bank for the benefit of the Senior Executive.

b.	A “Change of Control” occurs if, after the effective date of the Plan, (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company’s directors other than a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board of Directors, as long as the majority of the Board of Directors approving the purchases is a majority at the time the purchases are made; or (ii) as the direct or indirect result of, or in connection with, a tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these events, the persons who were directors of the Company before such events cease to constitute a majority of the Company’s Board, or any successor’s board, within two years of the last of such transactions. For purposes of the Plan, a Change of Control occurs on the date on which an event described in (i) or (ii) occurs. If a Change of Control occurs on account of a series of transactions or events, the Change of Control occurs on the date of the last of such transactions or events.

c.	“Constructive Discharge” means the occurrence of one or more of the following (i) a material diminution in the Senior Executive’s base compensation, (ii) a material diminution of the Senior Executive’s authority, duties or responsibility, or (iii) a material change in the geographic location at which the Senior Executive must perform the services; provided in any event that the Senior Executive delivers written notice to the Company of the existence of the condition described in this section within thirty (30) days of the initial existence of the condition, and the Company shall have thirty (30) days during which it may remedy the condition without the condition constituting a Constructive Discharge.

3.	Severance Pay upon Involuntary Termination. A Senior Executive whose employment is terminated involuntarily by the Company and/or the Bank other than for Cause will be entitled to the following severance pay and benefits, provided the Senior Executive executes and does not revoke a general release of claims in favor of the Company and its affiliated entities in substantially the form attached to the Plan as Exhibit A (the “Release”), subject to the timing limitations set forth in Section 6:

a.	Six (6) months of base salary continuation at the rate in effect on the date of termination, payable in accordance with the established payroll practices of the Senior Executive’s employer (but not less frequently than monthly and in equal installments);

b.	For a period of six (6) months, payment in accordance with the established payroll practices of the Senior Executive’s employer (but not less frequently than monthly) of an amount equal to the regular employer-paid portion of the monthly premium for the Senior Executive’s then-currently elected medical insurance for himself and, if applicable, his spouse and eligible dependents who are covered under the medical plan at the time of termination, provided the Senior Executive elects and receives medical coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) during the six (6) month period.

4.	Severance Pay upon Termination following a Change of Control. A Senior Executive whose employment is terminated involuntarily by the Company and/or the Bank other than for Cause within one (1) year following a Change of Control or who experiences a Constructive Discharge within one (1) year following a Change of Control will be entitled to the following severance pay and benefits in lieu of, and not in addition to, any severance pay or benefits provided under Section 3 of the Plan, provided the Senior Executive executes and does not revoke the Release (as defined in Section 3), subject to the timing limitations set forth in Section 6:

a.	Twelve (12) months of base salary continuation at the rate in effect on the date of termination, payable in accordance with the established payroll practices of the Senior Executive’s employer (but not less frequently than monthly and in equal installments);

b.	For a period of twelve (12) months, payment in accordance with the established payroll practices of the Senior Executive’s employer (but not less frequently than monthly) of an amount equal to the regular employer-paid portion of the monthly premium for the Senior Executive’s then-currently elected medical insurance for himself and, if applicable, his spouse and eligible dependents who are covered under the medical plan at the time of termination, provided the Senior Executive elects and receives medical coverage under COBRA during the twelve (12) month period.

The severance pay and benefits set forth in this Section 4 that may be due upon a termination following a Change of Control shall supersede all severance pay and benefits of the Senior Executive under Section 3; the severance pay and benefits set forth in this Section 4 replace those under Section 3 and are not cumulative thereof.

5.	No Duplicate Payments. Any benefits or amounts owed hereunder will be reduced by any other severance payment to which the Senior Executive is entitled under any applicable laws or regulations, including payments made by the Company or the Bank pursuant to any statutory or regulatory obligation to provide severance or similar payments, including payments under the Worker Adjustment Retraining and Notification Act, or any similar state or local statute.

6.	Release. Payment of the severance pay and benefits described under the Plan is contingent upon the Senior Executive executing the Release, and the applicable revocation period having expired (the Release “become effective”), before the sixtieth (60th) day after the effective date of termination. A Senior Executive may revoke a signed Release within seven (7) days of signing the Release. Any such revocation must be made in writing and received by the Plan Administrator (defined in Section 7) within such seven (7) day period. A Senior Executive who does not submit a signed Release or, having submitted one, timely revokes the Release shall not be eligible to receive, and shall forfeit all rights to, any severance pay or benefits under the Plan. A Senior Executive who timely submits a signed Release and who does not exercise his right of revocation shall be eligible to receive severance pay and benefits under the Plan only after the applicable period for revoking such Release has expired. If any payments are due to be paid in accordance with established payroll practices during the sixty (60) day period during which the Release may become effective, then such payments shall be accumulated and paid on the first regularly scheduled payroll date that occurs on or after the date that the Release has become effective.

7.	Plan Administration; Authority of Plan Administrator.

a.	The Company shall act as the Plan Administrator of the Plan and the “named fiduciary” within the meaning of such terms as defined in ERISA. It shall be the principal duty of the Plan Administrator to see that the Plan is carried out, in accordance with its terms, and operated uniformly for similarly situated individuals. The Plan Administrator shall have the power to appoint an administrative committee to manage the day-to-day affairs of the Plan.

b.	The Plan Administrator shall administer the Plan in accordance with its terms and shall have the power to determine all questions arising in connection with the administration, interpretation and application of the Plan. Any such determination by the Plan Administrator will be conclusive and binding upon all persons. The Plan Administrator may establish procedures, correct defects, supply information, or reconcile inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purposes of this Plan. However, any procedure, discretionary act, interpretation or construction will be adopted or performed in a nondiscriminatory manner based upon uniform principles consistently applied. The Plan Administrator will have all powers necessary or appropriate to accomplish its duties under this Plan.

c.	The Plan Administrator may delegate to other persons responsibilities for performing certain of the duties of the Plan Administrator under the Plan and may seek expert advice as the Plan Administrator deems reasonably necessary with respect to the Plan. The Plan Administrator shall be entitled to rely upon the information and advice furnished by such persons and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

d.	Neither the Plan Administrator nor anyone acting on its behalf shall be liable in any manner for any action taken or determination made under the Plan in good faith. Nevertheless, as permitted by law, the Company will indemnify and save the Plan Administrator’s designees harmless against expenses, claims and liabilities arising out of his or their actions on behalf of the Company in connection with the administration of the Plan, except expenses, claims and liabilities arising out of such person’s own gross negligence or bad faith or for which applicable law does not permit such indemnification.

8.	Claim Procedure.

a.	The Plan Administrator shall maintain a procedure by which a Senior Executive shall claim benefits and such procedure shall be communicated to each Senior Executive in the Plan. Such procedure shall include rules for determining the date on which a claim is deemed filed.

b.	Any Senior Executive, former Senior Executive or other person claiming an interest in the Plan (the “Claimant”) who has not been granted severance pay or benefits under the Plan from his employer in connection with a termination described in the Plan or who disputes the amount of such payments or benefits granted may file a claim with the Plan Administrator. The claim must be in writing and must be received by the Plan Administrator within ninety (90)

days after the date as of which the Claimant’s employment is terminated. Failure to submit a claim within ninety (90) days after the date as of which the Claimant’s employment is terminated shall bar the Claimant’s claim for benefits.

c.	The denial of any claim shall be communicated in writing or in electronic form by the Plan Administrator to the Claimant (or the Claimant's authorized representative) within ninety (90) days of receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time, in which case the Plan Administrator may have up to an additional ninety (90) days to process the claim. If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 90-day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision on the claim.

d.	The written or electronic notice of denial shall be set forth in a manner designed to be understood by the Claimant, and shall include specific reasons for the denial, specific references to the Plan provision(s) upon which the denial is based, a description of any information or material necessary for the Claimant to perfect his claim, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. If a Claimant has not received notification within ninety (90) days (or such extended period as may be applicable) that his claim has been allowed, the Claimant will be considered to have exhausted the Plan’s internal claims procedure and will be entitled to pursue any remedies available to him under ERISA.

e.	Any Claimant whose claim is denied in accordance with paragraph (c) shall have the right to request the review of such denial within sixty (60) days of receipt of written or electronic notice of the denial. Such request for review shall be in writing and directed to the Plan Administrator. The Claimant shall have the right to be represented at such review, to review all documents relevant to the denial, and to submit written comments, documents, records and other information relating to the claim for benefits. The Claimant shall be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits. Any review requested by the Claimant of a determination by the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall respond electronically or in writing within sixty (60) days after the receipt of the request for such review, unless the Plan Administrator determines that special circumstances require an extension of time, in which case the Plan Administrator may have up to an additional sixty (60) days to respond. If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial 60-day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision on review.

f.	The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant and with specific references to the relevant Plan provisions on which the decision is based. The decision on review also shall include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. In no event shall a Claimant be entitled to challenge a decision of the Plan Administrator, in court or in any other administrative proceeding, until the claim procedures provided herein are exhausted. The Plan Administrator’s decision shall be final and binding for all employees, Senior Executives and other parties.

g.	Any person submitting a claim in accordance with this section may withdraw the claim at any time or, with the consent of the Senior Executive’s employer, defer the date on which such claim shall be deemed filed for purposes of this Section.

h.	For purposes of this section, a document, record or other information is considered “relevant” to the Claimant’s claim if such document, record or other information (i) was relied upon by the Plan Administrator in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants. A document, record, or other information that constitutes privileged attorney-client material or attorney work-product, or that is otherwise protected from disclosure on the basis of privilege or immunity shall not be considered “relevant” to the Claimant's claim.

9.	Amendment and Termination. The Company reserves the right, in its sole discretion, to amend or terminate the Plan at any time. On and after the termination of the Plan, no further awards of severance pay or other benefits shall be made or accrue under the Plan; provided, however, that any Senior Executive whose employment terminated and whose Release had become effective before the effective date of the termination of the Plan shall receive the severance pay and benefits set forth in either Section 3 or Section 4 of the Plan, notwithstanding the termination of the Plan.

10.	Plan Funding. The Plan is funded entirely through Company or Bank payments from its operating assets. Severance pay and benefits are not held under any trust, are paid from the general assets of the participating employer, are unsecured, and are subject to the claims of the participating employer’s general creditors. The rights of a Senior Executive under the Plan are no greater than those of an unsecured general creditor of the applicable employer.

11.	Coordination with Other Employment Benefits. Severance pay and benefits under the Plan are not considered eligible earnings for the 401(k) plan or any other benefit program offered by the Senior Executive’s employer.

12.	Employment At-Will. The Plan does not change the at-will nature of any Senior Executive's employment with the Company or the Bank.

13.	Restriction against Assignment. Severance pay and benefits under the Plan may not be assigned, pledged or encumbered in any manner, and any attempt to do so shall be void. The Company and the Bank shall make deductions from Plan severance payments to the extent required by court-ordered garnishment, wage assignment, or similar law.

14.	Governing Law. Except to the extent superseded by the laws of the United States, the laws of the Commonwealth of Virginia shall be controlling in all matters relating to the Plan.

15.	Compliance with Code Section 409A. The Plan and all payments to be made or benefits to be provided hereunder are intended to be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under the “two years/two times” limitation set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), and shall be construed and interpreted in accordance therewith. No payments will be made or benefits provided that are in excess of the limits, or are paid or provided at a time later than that which is, set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A). Neither the Company nor the Bank will be liable to any employee or other person for any liability or damages incurred if the Internal Revenue Service or any other court or other authority having jurisdiction over such matter determines for any reason that any amount under the Plan is subject to taxes, penalties or interest as a result of failing to comply with Code Section 409A.

16.	ERISA Rights Statement.

As a Senior Executive in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Senior Executives shall be entitled to:

•	examine, without charge at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest Annual Report (Form 5500 series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•	obtain copies of all documents governing the operation of the Plan and copies of the latest Annual Report (Form 5500 series), if any, and an updated summary plan description, by making a written request to the Plan Administrator and paying a reasonable charge for the copies.

•	receive a summary of the Plan’s annual financial report, if such summary is required by law.

In addition to creating rights for Senior Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in your interest and in the interest of the other Senior Executives and beneficiaries.

No one, including your employer or any other person, may fire you or otherwise discriminate against you, in any way solely to prevent you from getting a benefit or exercising your rights under ERISA. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest Annual Report from the Plan and do not receive them within thirty (30) days, you may file suit in federal court. In such a case, the court may require the Plan Administrator to provide the documents and pay you up to $110 a day until you receive them, unless they were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If your suit is successful, the court may order the person you have sued to pay costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

General Plan Information

Plan Name

Eastern Virginia Bankshares, Inc. Executive Severance Plan

Plan Sponsor

Eastern Virginia Bankshares, Inc.

P.O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

804-443-8400

Employer Identification Number (EIN)

54-1866052

Plan Number

502

Plan Type

The Plan is a welfare benefit plan that pays severance benefits.

Plan Administrator

Eastern Virginia Bankshares, Inc.

P.O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

804-443-8400

Agent for Service of Legal Process

Eastern Virginia Bankshares, Inc.

P.O. Box 1455

330 Hospital Road

Tappahannock, Virginia 22560

804-443-8400

Plan Year

The calendar year.

Exhibit A

GENERAL RELEASE AGREEMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, _________________ (“Employee”), hereby irrevocably and unconditionally releases, acquits, and forever discharges Eastern Virginia Bankshares, Inc. (the “Company”) and each of its current and former agents, directors, members, affiliated entities, officers, executives, employees, attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Releasees”) from any and all charges, complaints, claims, liabilities, grievances, obligations, promises, agreements, controversies, damages, policies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any rights arising out of alleged violations or breaches of any contracts, express or implied, or any tort, or any legal restrictions on their right to terminate Employee’s employment, or any federal, state or other governmental statute, regulation, law or ordinance, including without limitation (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991; (2) the Americans with Disabilities Act; (3) 42 U.S.C. § 1981; (4) the federal Age Discrimination in Employment Act (age discrimination); (5) the Older Workers Benefit Protection Act; (6) the Equal Pay Act; (7) the Family and Medical Leave Act; and (8) the Employee Retirement Income Security Act (“ERISA”) (“Claim” or “Claims”), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had owned or held, or claimed to have owned or held, against each or any of the Releasees at any time up to and including the date of the execution of this General Release Agreement (“Release”).

Employee hereby acknowledges and agrees that the execution of this Release and the cessation of Employee’s employment and all actions taken in connection therewith are in compliance with the federal Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth above shall be applicable, without limitation, to any claims brought under these Acts. Employee further acknowledges and agrees that:

a.	This Release given by Employee is given solely in exchange for the consideration set forth in the Eastern Virginia Bankshares, Inc. Executive Severance Plan to which this Release was initially attached and such consideration is in addition to anything of value which Employee was entitled to receive prior to entering into this Release;

b.	By entering into this Release, Employee does not waive rights or claims that may arise after the date this Release is executed;

c.	Employee has been advised to consult an attorney prior to entering into this Release, and this provision of this Release satisfies the requirements of the Older Workers Benefit Protection Act that Employee be so advised in writing;

d.	Employee has been offered twenty-one (21) days from receipt of this Release within which to consider whether to sign this Release; and

e.	For a period of seven (7) days following Employee’s execution of this Release, Employee may revoke this Release by delivering or mailing the revocation to [______________] and this Release shall not become effective or enforceable until such seven (7) day period has expired.

This Release shall be binding upon the heirs and personal representatives of Employee and shall inure to the benefit of the successors and assigns of the Company.

Date

AMENDMENT
TO THE

EASTERN VIRGINIA BANKSHARES, INC. EXECUTIVE SEVERANCE PLAN

WHEREAS, effective as of the consummation of the mergers contemplated under the Agreement and Plan of Merger by and among Southern National Bancorp of Virginia, Inc. (“SONA”), Sonabank, Eastern Virginia Bankshares, Inc. and EVB, dated December 13, 2016, as amended (the “Merger Agreement”), SONA assumed the Eastern Virginia Bankshares, Inc. Executive Severance Plan (the “Plan”);

WHEREAS, pursuant to the terms of the Merger Agreement, SONA has agreed that the Plan shall not be terminated for at least twelve (12) months following the Effective Date (as defined in the Merger Agreement): and

WHEREAS, SONA wishes to amend the Plan to reflect the assumption of the Plan by SONA at the Effective Date.

NOW, THEREFORE, the Plan is hereby amended as follows to be effective upon the Effective Date:

1.	The title of the Plan shall be revised to “Southern National Bancorp of Virginia, Inc. Executive Severance Plan”.

2.	All references to “Eastern Virginia Bankshares, Inc.” in the Plan shall be replaced with references to “Southern National Bancorp of Virginia, Inc.”.

3.	Except as expressly modified by this Amendment, all the terms and provisions of the Plan shall continue to remain in full force and effect.

IN WITNESS WHEREOF, SONA has caused this Amendment to be executed by its undersigned officer, thereunto duly authorized as of the day and year set forth below.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

/s/ Joe A. Shearin
By: Joe A. Shearin
Title: President and Chief Executive Officer

Date:	June 23, 2017